                                                                 EXHIBIT 99.1

Thursday July 30, 4:47 pm Eastern Time

Company Press Release

SOURCE:  Toy Biz, Inc.

Toy Biz and Marvel Trustee Announce Amended
Bankruptcy Plan Supported By All Major Parties in
Marvel's Bankruptcy Proceedings

NEW YORK, July 30 /PRNewswire/ -- Toy Biz, Inc. (NYSE: TBZ - news) and Marvel Entertainment Group, Inc. (OTC Bulletin Board: MRVGQ - news) announced today that an agreement, subject to court approval, has been reached among Toy Biz, John J. Gibbons, Chapter 11 Trustee of Marvel, representatives of Marvel's senior secured lenders, representatives of Marvel's unsecured creditors, representatives of Marvel's equityholders and certain other parties to support a revised version of the plan of reorganization for Marvel that was proposed by Toy Biz and Marvel's Senior Secured Lenders and confirmed on July 13, 1998 by the United States District Court for the District of Delaware, which has been administering the Marvel Chapter 11 bankruptcy cases.

The version of the plan of reorganization that was confirmed lacked the support of two of the major parties in Marvel's bankruptcy proceedings: the committee representing Marvel's unsecured creditors and the committee representing Marvel's equityholders, each of which appealed the District Court's confirmation order. Both of those committees have agreed to withdraw their appeals and to support the new version of the plan. Support for the revised plan of reorganization is now unanimous among all the significant parties who have standing to oppose it.

The plan of reorganization provides for the combination of Toy Biz and Marvel by merging Marvel with a newly formed wholly-owned subsidiary of Toy Biz. In the merger, each outstanding share of Marvel common stock will be canceled. Outstanding shares of Toy Biz common stock will remain outstanding after the merger.

Pursuant to the plan, holders of fixed senior secured indebtedness of Marvel are to receive 7,900,000 shares of 8% Cumulative Convertible Exchangeable Preferred Stock of Toy Biz, 13,100,000 shares of Toy Biz common stock, up to approximately $232 million in cash and an interest in a litigation trust which will pursue various bankruptcy avoidance and related litigation claims currently held by Marvel. The 8% Cumulative Convertible Exchangeable Preferred Stock will be a new class of Toy Biz preferred stock, each share of which will be convertible into
1.039 shares of Toy Biz common stock.

Unsecured pre-petition creditors of Marvel will receive up to $8 million in cash, four-year warrants to purchase up to 1,750,000 shares of Toy Biz common stock at a price of $17.25 per share, three-year warrants to purchase 832,500 shares of Toy Biz common stock at a price of $12.00 per share, six-month warrants to purchase 936,563 shares of the 8% Cumulative Convertible Exchangeable Preferred Stock at a price of $10.65 per share (subject to increase based on the issue date of the warrants), four-year warrants to purchase 1,618,750 shares of Toy Biz common stock at a price of $18.50 per share, an interest in the litigation trust created to pursue bankruptcy avoidance claims and an interest in a second trust created to pursue litigation claims against Ronald 0. Perelman, who formerly controlled Marvel, and various related entities and individuals.

Holders of Marvel common stock and holders of various securities litigation claims arising out of the purchase or sale of Marvel common stock will receive three-year warrants to purchase 2,867,500 shares of Toy Biz common stock at a price of $12.00 per share, six-month warrants to purchase 1,838,438 shares of the 8% Cumulative Convertible Exchangeable Preferred Stock at a price of $10.65 per share (subject to increase based on the issue date of the warrants), four-year warrants to purchase 4,856,250 shares of Toy Biz common stock at a price of $18.50 per share and an interest in the litigation trust created to pursue claims against Mr. Perelman and those related entities and individuals. The allocation of this distribution between holders of Marvel common stock and securities litigation claimants will be made after consummation of the plan.

LaSalle National Bank, which serves as the trustee for three classes of bonds issued by Marvel's parent companies, will receive, in settlement of litigation claims, three-year warrants to purchase 300,000 shares of Toy Biz common stock at a price of $12.00 per share, six-month warrants to purchase 225,000 shares of the 8% Cumulative Convertible Exchangeable Preferred Stock at a price of $10.65 per share (subject to increase based on the issue date of the warrants), and four-year warrants to purchase 525,000 shares of Toy Biz common stock at a price of $18.50 per share.

The plan also provides for new investors, including an entity wholly owned by Isaac Perlmutter (a director of Toy Biz and Toy Biz's largest single stockholder), to purchase 9,000,000 shares of the 8% Cumulative Convertible Exchangeable Preferred Stock at a price of $10.00 per share. Holders of fixed senior secured indebtedness of Marvel will have the right to purchase 4,000,000 of those shares.

Consummation of the plan is subject to several conditions, including the court's entry of an order confirming the revised plan, approval by holders of a majority of Toy Biz's outstanding common stock, expiration of applicable waiting periods under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 and restructuring of indebtedness of Panini S.p.A., which is Marvel's Italian subsidiary. Mr. Perlmutter and Avi Arad, a director of Toy Biz, who together own approximately forty-nine percent of Toy Biz's outstanding common stock, have agreed to vote in favor of the plan. Toy Biz intends to finance consummation of the plan with borrowings of approximately $250 million. Toy Biz' obligations under the plan are not subject to its ability to obtain financing. Toy Biz expects that the consummation of the plan will occur in September, but there can be no assurance that the plan will be consummated, or that it will be consummated within that time period.

Joseph Ahearn, President and CEO of Toy Biz, commented that: "The end of the long and complicated road to the combination of our two companies is now in sight. This agreement paves the way to the creation of a combined company able to fully develop the potential of Marvel's deep library of characters through media and related products."

John J. Gibbons, Chapter 11 Trustee of Marvel, commented that: "I am pleased that all of the significant parties to the Marvel bankruptcy proceedings elected to enter into a global settlement which promises a speedy resolution of this matter for the creditors and stockholders of Marvel."

Toy Biz, Inc. designs, markets and distributes new and traditional toys in the boys, girls, preschool, activity and electronic toy categories featuring major entertainment and consumer brand name properties under agreements with Marvel, NASCAR, Sony, Disney, Gerber, Henson, MCA/Universal and Warner Bros.

Marvel Entertainment Group, Inc. is a leading youth entertainment company. Operations include publishing of comic books, trading cards, activity stickers and licensing of its characters for consumer products, media and advertising promotions.

Forward-Looking Statements: Except for historical information contained herein, the statements in this news release regarding the Company's products, licensing relationships and growth plans are forward-looking statements that are dependent upon certain risks and uncertainties, including those relating to the outcome of the Marvel bankruptcy, the level of media exposure or the popularity of the Company's characters and trademarks, consumer acceptance of the Company's new product introductions, the Company's dependence on Chinese manufacturers, U.S. trade relations with China, changing consumer preferences, production delays or shortfalls and general economic conditions. Those and other risks and uncertainties are described in the Company's filings with the Securities and Exchange Commission, including the Company's Annual Report on Form 10K and Quarterly Reports on Form 1OQ.

SOURCE:  Toy Biz, inc.

More Quotes
and News:
          Marvel Entertainment Group Inc (OTC BB:MRVGQ - news)
          Toy Biz Inc (NYSE: TBZ - news)
Related News Categories: entertainment, leisure/travel

     Copyright (C) 1998 PRNewswire. All rights reserved. Republication or redistribution of PRNewswire content is expressly prohibited without the prior written consent of PRNewswire. PRNewswire shall not be liable for any errors or delays in the content, or for any actions taken in reliance thereon.

          See our Important Disclaimers and Legal Information.